EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 28, 2007, on the financial statements of GHL Acquisition Corp. as of November 27, 2007 and for the period from November 2, 2007 (inception) through November 27, 2007 in the Registration Statement on Form S-1 and related Prospectus to be filed on or about November 29, 2007.

/s/ EISNER LLP

New York, New York
November 28, 2007